UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2005

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On June 8, 2005, the following executive officers of Senomyx, Inc. adopted individual written stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended:  Kent Snyder, President and Chief Executive Officer; Mark J. Zoller, Ph.D., Chief Scientific Officer and Senior Vice President of Research; Harry J. Leonhardt, Esq., Vice President, General Counsel and Corporate Secretary; John Poyhonen, Vice President, Chief Financial and Business Officer; and Nigel R. A. Beeley, Ph.D., Vice President, Discovery.

Rule 10b5-1 allows persons who may be considered insiders to adopt pre-arranged written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information. The plans establish predetermined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. Adoption of these plans allows officers and directors to gradually diversify their investment portfolios while avoiding concerns about initiating stock transactions while in possession of material nonpublic information.

Each plan adopted by the executive officers of Senomyx provides for the non-discretionary periodic sale of a portion of Senomyx stock held by each individual from time-to-time at fixed dates subject to market conditions and certain other specified limitations.  The transactions under the plans will be disclosed publicly through Form 4 filings by each of the executive officers who have adopted a plan with the Securities and Exchange Commission as transactions occur.  In addition, these transactions will be subject to the restrictions and filing requirements mandated by Rule 144 of the Securities Act of 1933, as amended.

Senomyx does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of Senomyx in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:
/s/ KENT SNYDER
Kent Snyder
President and Chief Executive Officer

Date: June 10, 2005